Exhibit 4.1

AMENDMENT NO. 1 TO 382 RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into as of January 26, 2012 and amends that 382 Rights Agreement, dated as of July 27, 2009 (the “Rights Agreement”), by and between Solutia Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement and constitute the only parties to the Rights Agreement;

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, to be dated on or about the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Eastman Chemical Company, a Delaware corporation (the “Parent”), and Eagle Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”);

WHEREAS, on January 26, 2012, the board of directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein to render inapplicable to the Merger Agreement and the transactions contemplated hereby the restrictions set forth in the Rights Agreement, on the terms set forth in this Amendment;

WHEREAS, in accordance with Section 27 of the Rights Agreement, at any time prior to the Distribution Date, the Company may, without the approval of its stockholders, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders shares of Common Stock;

WHEREAS, as of the time immediately prior to the execution of this Amendment, the Distribution Date has not occurred and, accordingly, pursuant to Section 23 of the Rights Agreement, the Rights were then redeemable; and

WHEREAS, the Rights Agent is hereby directed to execute this Amendment to join in the amendment to the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

AGREEMENT

1. Amendment of the Rights Agreement.

(a) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Acquiring Person”:

“Notwithstanding anything in this Section 1(a) or otherwise in this Agreement to the contrary, no Person, including without limitation Eastman Chemical Company, a Delaware corporation (“Parent”), Eagle Merger Sub Corporation, a Delaware corporation (“Merger Sub”), or any of their respective Affiliates or Associates, (collectively, the “Exempt Eastman Persons”), either individually or collectively, shall be deemed to be an “Acquiring Person” by virtue of or as a result of (i) the approval, adoption, execution, delivery or performance of the Merger Agreement, (ii) the public or other announcement or disclosure of the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or (iii) the consummation of the Merger at the Effective Time or any of the other transactions contemplated by the Merger Agreement (the transactions described in clauses (i), (ii) and (iii), together with any related transactions, the “Exempt Eastman Transactions”). “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of January 26, 2012, by and between the Company, Parent, and Merger Sub, as it may be amended or supplemented from time to time, and “Effective Time” and “Merger” shall have the meanings set forth in the Merger Agreement.”

(b) Section 1(e) of the Rights Agreement is hereby amended by replacing the last sentence in the definition of “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” in its entirety with the following:

“Notwithstanding the foregoing, nothing in this paragraph (e) or otherwise in this Agreement to the contrary, (i) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of, or to “Beneficially Own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition, and then only if such securities continue to be owned by such Person at such expiration of forty days and (ii) none of the Exempt Eastman Persons, either individually or collectively, shall be deemed to be a “Beneficial Owner” of or to “Beneficially Own” any securities beneficially owned by any other Exempt Persons by virtue of or as a result of any Exempt Eastman Transaction.”

(c) Section 1(m) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Distribution Date”:

“Notwithstanding anything to the contrary in Section 3(a) or otherwise in the Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempt Eastman Transaction.”

(d) Section 1(r) of the Rights Agreement is hereby amended and replaced in its entirety with the following:

““Expiration Date” shall mean the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged as provided in Section 24 hereof, (iv) the date on which the Board determines that this Agreement is no longer necessary for the preservation of material valuable Tax Benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward or (vi) immediately prior to the Effective Time of the Merger (but only if the Effective Time shall occur).”

(e) Section 1(w) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Stock Acquisition Date”:

“Notwithstanding anything in this Section 1(w) or otherwise in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempt Eastman Transaction.”

(f) Section 7(e) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 7(e):

“Notwithstanding anything in this Section 7(e), Section 11(a)(ii), 11(a)(iii) or Section 13 hereof or otherwise in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred by virtue of or as a result of an Exempt Eastman Transaction.”

(g) Section 13(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 13(a):

“Notwithstanding anything to the contrary in this Section 13(a) or otherwise in the Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred by virtue of or as a result of any Exempt Eastman Transaction.”

(h) A new Section 35 with the heading “Termination at the Effective Time” is hereby added to the Rights Agreement reading in its entirety as follows:

“(a) This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (but only if the Effective Time shall occur).

(b) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any event has occurred under (including, but not limited to, the occurrence of the Merger or the Effective Time), or any Person has complied with, the Merger Agreement or any agreements and documents related to or referred to in the Merger Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement. The Rights Agent shall not be required to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.”

2. Termination of Merger Agreement. If the Merger Agreement is terminated, then from and after such time this Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.

3. Notice of Effective Time. The Company agrees to notify the Rights Agent promptly after the occurrence of the Effective Time, which notice shall specify (i) that the Effective Time has occurred and (ii) the date upon which the Rights Agreement and the Rights established thereby were terminated.

4. Effect of Amendment; Direction to Rights Agent; Certification by Officer.

(a) Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification and otherwise shall be unaffected hereby.

(b) The Company hereby directs the Rights Agent, in its capacity as Rights Agent pursuant to the Rights Agreement and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment. By executing this Amendment, authorized officer of the Company certifies on behalf of the Company that this Amendment has been executed and delivered by the Company in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Amendment, this Amendment does not affect the Rights Agent’s own rights, duties, obligations or immunities under the Rights Agreement.

(c) The terms “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made solely by residents of such state and performed entirely within such State.

8. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any part of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the 382 Rights Agreement as of the date first above written.

SOLUTIA INC.

By:	/s/ Paul J. Berra, III
	Name:	Paul J. Berra, III
	Title:	Senior Vice President, General
Counsel and Governmental Affairs

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Felix Orihuela
	Name:	Felix Orihuela
	Title:	Vice President